Exhibit 99.2
Carl C. Icahn
November 3, 2008
Board of Directors
Lear Corporation
21557 Telegraph Road
Southfield, MI 48033
Gentlemen:
     As you probably are aware, I have been known to criticize many senior executives for doing subpar jobs in corporations. However, this is far from the case with Bob Rossiter and Dan Ninivaggi, who I have met on a number of occasions during the past year. I have built a great respect for both of them and find them to be extremely competent executives. I also have a great respect for the other senior executives at Lear that I have had occasion to meet during the past year. I hope to keep up my relationship with both Bob and Dan in the coming months.

Thank you,

cc: Terrence B. Larkin
      Robert E. Rossiter
767 Fifth Avenue, New York, New York 10153 • Telephone (212) 702-4333 Fax (212) 750-5807